Exhibit 4.1

AMENDMENT TO THE RIGHTS AGREEMENT

This AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”), executed as a Deed Poll, is made and entered into as of April 23, 2014, between Mallinckrodt plc, an Irish public limited company (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). All capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of June 28, 2013 (the “Rights Agreement”);

WHEREAS, on April 5, 2014, the Company, Quincy Merger Sub, Inc. and Questcor Pharmaceuticals, Inc. entered into an Agreement and Plan of Merger (as it may be modified, amended, supplemented or waived, the “Merger Agreement”);

WHEREAS, concurrently with the execution of this Amendment, the Company and Paulson & Co. Inc., on behalf of itself and of all funds and accounts managed by Paulson & Co. Inc. or any of its affiliates (collectively, “Paulson”) have entered into a Support Agreement (the “Support Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, at any time prior to the time at which any Person becomes an Acquiring Person, the Company may supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order to make any provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement to modify the definition of “Acquiring Person” with respect to Paulson only in consideration for Paulson’s entry into the Support Agreement;

WHEREAS, no person has yet become an Acquiring Person and, subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree to modify the Rights Agreement as set forth below.

1.	Amendment to Section 1.

1.1 Section 1 of the Rights Agreement is hereby amended and supplemented to include the following definitions in the appropriate locations, with the subsequent definitions being appropriately re-lettered and cross-references thereto being appropriately revised:

““Effective Time” shall have the meaning set forth in the Merger Agreement.”

““Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 5, 2014, by and among the Company, Quincy Merger Sub, Inc. and Questcor Pharmaceuticals, Inc. (as such agreement is amended or supplemented from time to time).”

““Paulson” shall mean, collectively, Paulson & Co. Inc. and all funds and accounts managed by Paulson & Co. Inc. or any of its affiliates.”

““Qualified Institutional Investor” shall mean, as of any time of determination, a Person that is described in Rule 13d-1(b)(1) or Rule 13d-1(c) promulgated under the Exchange Act and is eligible to report (and, if such Person is the Beneficial Owner of greater than 5% of the Ordinary Shares of the Company, does in fact report) beneficial ownership of Ordinary Shares of the Company on Schedule 13G, and is not required to file a Schedule 13D (or any successor or comparable report) with respect to Ordinary Shares of the Company.”

1.2 Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety so that it shall read as follows:

““Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Ordinary Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Ordinary Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Ordinary Shares by the Company which, by reducing the number of Ordinary Shares of the Company outstanding, increases the proportionate number of Ordinary Shares of the Company Beneficially Owned by such Person to 10% or more of the Ordinary Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 10% or more of the Ordinary Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Ordinary Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Ordinary Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. Notwithstanding the foregoing, if a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board of Directors of the Company determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Board of Directors shall otherwise determine, such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. Notwithstanding the foregoing, references to “10%” in this definition of Acquiring Person, with respect to Paulson only and not with respect to any other Person shall be deemed to be replaced with references to 20% (the “Paulson Acquiring Person Threshold”); provided, however, that if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, the Paulson Acquiring Person Threshold shall thereupon become the lesser of (x) 20% and (y) 0.0001% plus the percentage of Ordinary Shares of the Company Beneficially Owned by Paulson at the time of such termination; provided, further, that if the Effective Time occurs, the Paulson Acquiring Person Threshold shall immediately following the Effective Time become the greater of (x) 10% and (y) 0.0001% plus the percentage of Ordinary Shares of the Company Beneficially Owned by Paulson immediately following the Effective Time as a result of its Beneficial Ownership of Ordinary Shares of the Company (not in excess of the Paulson Acquiring Person Threshold) immediately prior to the Effective Time; provided, further, however, that if at any time following such termination or the Effective Time, as the case may be, the percentage of Ordinary Shares of the Company Beneficially Owned by Paulson decreases, the Paulson Acquiring Person Threshold shall thereupon be reduced to 0.0001% plus the percentage of Ordinary Shares of the Company Beneficially Owned by Paulson following such decrease in Beneficial Ownership; provided, further, however, that in no event will the Paulson Acquiring Person Threshold be less than 10%; provided, further, however, that this sentence shall apply only for so long as Paulson is a Qualified Institutional Investor.”

2.	Amendment to Exhibit B

2.1 Exhibit B of the Rights Agreement is hereby amended and supplemented by inserting in the first paragraph following the words “dated as of June 28, 2013” the words “, as amended as of April 23, 2014”.

3.	Amendment to Exhibit C

3.1 Exhibit C of the Rights Agreement is hereby amended and supplemented to add the following after the sixth paragraph thereof:

“Notwithstanding the foregoing, under certain circumstances described in the Rights Agreement, references to 10% above will mean, with respect to Paulson & Co. Inc. and all funds and accounts managed by Paulson & Co. Inc. or any of its affiliates only, 20% or less (but not less than 10%).”

4.	Confirmation of the Rights Agreement

Except as specifically amended and supplemented hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

5.	Governing Law

This Amendment and any dispute arising out of or in connection with it or its subject matter or formation (including non-contractual rights disputes or claims) shall be deemed to be a contract made under the laws of Ireland and for all purposes shall be governed by and construed in accordance with the laws of Ireland applicable to contracts to be made and performed entirely within Ireland, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the state of New York.

6.	Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as a deed with the intention that it be delivered on the date first written above.

GIVEN under the common seal of
MALLINCKRODT PUBLIC LIMITED
COMPANY and DELIVERED as a DEED

/s/ Mark C. Trudeau
				Name:	Mark C. Trudeau
				Title:	President and Chief Executive Officer

/s/ Matthew K. Harbaugh
				Name:	Matthew K. Harbaugh
				Title:	Senior Vice President and Chief Financial Officer

Attest:			Computershare Trust Company, N.A.

By:	/s/ Alisa Zagare		By:	/s/ Peter Duggan
	Name:	Alisa Zagare		Name:	Peter Duggan
	Title:	Assistant Vice President		Title:	Senior Vice President

[Signature Page to the Amendment to the Rights Agreement]